Exhibit 23.3

[Letterhead of Sullivan & Cromwell LLP]

March 14, 2012

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

We are acting as special United States federal taxation counsel to Royal Bank of Canada (the “Bank”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  Our opinion as to the United States federal income taxation treatment of the Notes is set forth in the pricing supplement related to the Notes identified on Annex A hereto (the “Pricing Supplement”). We hereby consent to the reference to our opinion in the Pricing Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Sullivan & Cromwell LLP

Annex A

Title of Notes	Date of Pricing Supplement	Date of Issue of Note

$1,250,000,000 aggregate principal amount of 1.15% Senior Notes, due March 13, 2015	March 7, 2012	March 14, 2012